As filed with the Securities and Exchange Commission on March 11, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GEVO, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0747704
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Inverness Drive South, Building C, Suite 310

Englewood, CO 80112

(Address of Principal Executive Offices)(Zip Code)

2006 Omnibus Securities and Incentive Plan

2010 Stock Incentive Plan

Employee Stock Purchase Plan

(Full titles of the plans)

Patrick R. Gruber, Ph.D.

Chief Executive Officer

Gevo, Inc.

345 Inverness Drive South, Building C, Suite 310

Englewood, CO 80112

(Name and address of agent for service)

(303) 858-8358

(Telephone number, including area code, of agent for service)

Copy to:

Deyan Spiridonov, Esq.

Teri O’Brien, Esq.

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, 12th Floor

San Diego, California 92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company	☐

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	2,894,265 shares(2)	$2.84(3)	$8,219,713(3)	$954.31
Common Stock, par value $0.01 per share	2,571,286 shares(4)	$18.94(5)	$48,700,157(5)	$5,654.09
Common Stock, par value $0.01 per share	1,285,643 shares(6)	$18.94(5)	$24,350,079(5)	$2,827.04

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock of Gevo, Inc. (the “Registrant”) that may be offered or issued under the plans to prevent dilution resulting from stock splits, stock dividends, recapitalizations, or similar transactions.
(2)	Represents shares of Common Stock reserved for future issuance under the Registrant’s 2006 Omnibus Securities and Incentive Plan (the “2006 Plan”) upon the exercise of outstanding options granted under the 2006 Plan. No further option grants will be made under the 2006 Plan and to the extent outstanding awards under the 2006 Plan expire, or are forfeited, cancelled, settled, or become unexercisable without the issuance of shares, the shares of Common Stock subject to such awards will be available for future issuance under the Registrant’s 2010 Stock Incentive Plan (the “2010 Plan”). See footnote 4 below.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $2.84 per share for options issued and outstanding under the 2006 Plan based on exercise prices for such shares ranging from $0.17 to $12.67 per share.
(4)	Represents shares of Common Stock reserved for future grant under the 2010 Plan. To the extent outstanding awards under the 2006 Plan expire, or are forfeited, cancelled, settled, or become unexercisable without the issuance of shares, the shares of Common Stock subject to such awards will be available for future issuance under the 2010 Plan. See footnote 2 above.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on March 9, 2011, as quoted on the NASDAQ Global Market.
(6)	Represents shares of Common Stock reserved for future issuance under the Company’s Employee Stock Purchase Plan (the “ESPP”). Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the ESPP.

This Registration Statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference in this Registration Statement:

(a) The Registrant’s Prospectus dated February 8, 2011, filed pursuant to Rule 424(b) under the Securities Act on February 10, 2011, which relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-168792) (as amended and including the exhibits thereto), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(b) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on February 4, 2011, including any subsequent amendment or report filed for the purpose of amending such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation (the “Certificate”) and amended and restated bylaws (the “Bylaws”) provide that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, which prohibits the Certificate from limiting the liability of the Registrant’s directors for the following:

•	any breach of the director’s duty of loyalty to the Registrant or to its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Certificate does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of nonmonetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Bylaws, the Registrant is empowered to enter into indemnification agreements with its directors, officers, employees and other agents and to purchase insurance on behalf of any person whom the Registrant is required or permitted to indemnify.

In addition to the indemnification required in the Certificate and the Bylaws, the Registrant has entered into indemnification agreements with each of its current directors, officers and certain employees. These agreements provide for the indemnification of the Registrant’s directors, officers and certain employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant. The Registrant believes that the provisions in the Certificate, the Bylaws and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Furthermore, the Registrant has obtained director and officer liability insurance to cover liabilities its directors and officers may incur in connection with their services to the Registrant.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

		Previously Filed
Exhibit Number	Description	Form	File No.	Filing Date	Exhibit	Filed Herewith

4.1	2006 Omnibus Securities and Incentive Plan.	S-1	333-168792	August 12, 2010	10.11

4.2	Form of Restricted Stock Award Agreement under the 2006 Omnibus Securities and Incentive Plan.	S-1	333-168792	August 12, 2010	10.12

4.3	Form of Stock Option Agreement under the 2006 Omnibus Securities and Incentive Plan.	S-1	333-168792	August 12, 2010	10.13

4.4	Form of 2010 Stock Incentive Plan.	S-1	333-168792	January 19, 2011	10.14

4.5	Form of Restricted Stock Unit Agreement under the 2010 Stock Incentive Plan.	S-1	333-168792	January 19, 2011	10.15

4.6	Form of Stock Option Award Agreement under the 2010 Stock Incentive Plan.	S-1	333-168792	January 19, 2011	10.16

4.7	Employee Stock Purchase Plan, including form of Subscription Agreement.					X

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.					X

23.1	Consent of Deloitte & Touche, LLP.					X

23.2	Consent of Deloitte & Touche, LLP.					X

23.3	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1 to this Registration Statement).					X

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).					X

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 11th day of March, 2011.

GEVO, INC.

By:	/s/ Patrick R. Gruber
Patrick R. Gruber Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Patrick R. Gruber and Mark Smith his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick R. Gruber	Chief Executive Officer and Director	March 11, 2011
Patrick R. Gruber, Ph.D.	(Principal Executive Officer)

/s/ Mark Smith	Chief Financial Officer	March 11, 2011
Mark Smith	(Principal Financial and Accounting Officer)

/s/ Shai Weiss	Chairman of the Board of Directors	March 11, 2011
Shai Weiss

/s/ Véronique Hervouet	Director	March 3, 2011
Véronique Hervouet

/s/ Stacy J. Smith	Director	March 9, 2011
Stacy J. Smith

/s/ Ron Commander	Director	March 11, 2011
Ron Commander, Ph.D.

/s/ Bruce A. Smith	Director	March 8, 2011
Bruce A. Smith

/s/ Carlos A. Cabrera	Director	March 11, 2011
Carlos A. Cabrera

EXHIBIT INDEX

		Previously Filed
Exhibit Number	Description	Form	File No.	Filing Date	Exhibit	Filed Herewith

4.1	2006 Omnibus Securities and Incentive Plan.	S-1	333-168792	August 12, 2010	10.11

4.2	Form of Restricted Stock Award Agreement under the 2006 Omnibus Securities and Incentive Plan.	S-1	333-168792	August 12, 2010	10.12

4.3	Form of Stock Option Agreement under the 2006 Omnibus Securities and Incentive Plan.	S-1	333-168792	August 12, 2010	10.13

4.4	Form of 2010 Stock Incentive Plan.	S-1	333-168792	January 19, 2011	10.14

4.5	Form of Restricted Stock Unit Agreement under the 2010 Stock Incentive Plan.	S-1	333-168792	January 19, 2011	10.15

4.6	Form of Stock Option Award Agreement under the 2010 Stock Incentive Plan.	S-1	333-168792	January 19, 2011	10.16

4.7	Employee Stock Purchase Plan, including form of Subscription Agreement.					X

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.					X

23.1	Consent of Deloitte & Touche, LLP.					X

23.2	Consent of Deloitte & Touche, LLP.					X

23.3	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1 to this Registration Statement).					X

24.1	Power of Attorney (contained on the signature pages of this Registration Statement).					X